Exhibit 4.18

SUPPLEMENTAL AGREEMENT

TO EXCLUSIVE CALL OPTION AGREEMENT

(1) Party A: SouFun Holdings Limited, a company with limited liability existing in the Cayman Islands, with its registered address at Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands;

(2) Party B-I: Mo Tianquan, a Chinese citizen, with his residential address at Room A1510, Building 1, Dong Fang Rui Jing Apartments, No. 16 Jianguomenwai Avenue, Chaoyang District, Beijing;

(3) Party B-II: Dai Jiangong, a Chinese citizen, with his residential address at Room 2202, No. 6, Lane 1515, Zhang Yang Road, Pudong District, Shanghai;

(4) Party C: Beijing Yi Ran Ju Ke Technology Development Co., Ltd., a company with limited liability incorporated and existing under the laws of the People’s Republic of China (the “PRC”), with its registered address at Room 214, Floor 2, Building 14, South Zone, Service Buildings, No.46 Zhongguancun South Avenue, Haidian District, Beijing;

(5) Party D: SouFun Media Technology (Beijing) Co., Ltd., a company with limited liability incorporated and existing under the laws of the PRC and a subsidiary wholly owned by Party A, with its registered address at Room 202, Floor 2, Building 14, South Zone, Service Buildings, No.46 Zhongguancun South Avenue, Haidian District, Beijing;

Party B-I and Party B-II shall be collectively referred to “Party B”. Each of Party A, Party B, Party C and Party D shall be referred to as a “Party”, and collectively as the “Parties”.

WHEREAS, the Parties entered into the Exclusive Call Option Agreement (the “Original Agreement”) on July 8, 2011; NOW, THEREFORE, the Parties, through amiable negotiations, enter into THIS SUPPLEMENTAL AGREEMENT (this “Agreement”) as follows in respect of the matters not provided for under the Original Agreement. This Agreement shall apply retrospectively as if it were entered into as of the effective date of the Original Agreement. For the avoidance of doubt, each of the terms “Party A”, “Party B”, “Party C”, “Party D”, “Party” and “Parties” under the Original Agreement and this Agreement shall refer to the appropriate party as indicated in its respective context therein:

The Parties hereby agree to supplement Section 1.5 under the Exclusive Call Option Agreement as follows: “as provided under the Loan Agreement, Party B and Party D agree that Party B shall transfer any income derived from its equity holding in Party C to Party D or any person designated by Party D to repay the loan under the Loan Agreement, and Party D confirms that Party A is the designated transferee for the loan repayment; therefore, when Party A exercises the call option, the purchase price shall be applied to the repayment of the loan and Party A needs not otherwise pay the purchase price.”

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(Signature Page)

Party A: SouFun Holdings Limited [Seal]

Signature: [Signature]

Authorized Representative:

Party I: Mo Tianquan

Signature: [Signature]

Party II: Dai Jiangong

Signature: [Signature]

Party C: Beijing Yi Ran Ju Ke Technology Development Co., Ltd. [Seal]

Signature: [Signature]

Authorized Representative:

Party D: SouFun Media Technology (Beijing) Co., Ltd. [Seal]

Signature: [Signature]

Authorized Representative:

Execution Date: March 25, 2013